Exhibit 99.1

Bank of the James Announces Third Quarter, Nine Months of 2020

Financial Results and Declaration of Dividend

Commercial Banking Stability, Active Mortgage Origination, Strong Asset Quality

LYNCHBURG, Va., October 23, 2020 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving Region 2000 (the greater Lynchburg MSA), and the Blacksburg, Charlottesville, Harrisonburg, Lexington, and Roanoke, Virginia markets, today announced unaudited results for the three months and nine months ended September 30, 2020.

Net income for the three months ended September 30, 2020 was $1.45 million or $0.34 per diluted share, compared with $1.47 million or $0.34 per diluted share for the three months ended September 30, 2019. Net income for the nine months ended September 30, 2020 was $3.27 million or $0.75 per diluted share, compared with $4.09 million or $0.93 per diluted share for the nine months ended September 30, 2019.

Highlights

•

Net income in the third quarter and nine months of 2020 reflected strong noninterest income. Residential mortgage origination, which generates noninterest income from gains on loan sales to the secondary market, contributed significantly to increased total noninterest income, which was $3.06 million in the third quarter of 2020 compared with $2.16 million a year earlier. In the nine months of 2020, total noninterest income was $8.04 million, up from $5.04 million a year earlier, reflecting increased gains on sales of available-for-sale securities, residential mortgage origination income, fee income from corporate treasury services and other fees.

•

Net interest income was $6.20 million in the third quarter of 2020, up from with $6.17 million a year earlier, primarily reflecting reduced interest expense which was offset by a modest decline in interest income from commercial lending.

•

Loans receivable, net of the allowance for loan losses, were $616.58 million at September 30, 2020, up 8% from $573.27 million at December 31, 2019. The increase primarily reflects the addition of government-guaranteed Payroll Protection Plan (PPP) loans, relative stability in commercial real estate lending, and continued strength in commercial construction lending.

•

On a consecutive quarter comparison, nonperforming loans declined sharply to $2.54 million at September 30, 2020 from $5.19 million at June 30, 2020, primarily reflecting recovery of a previously reported nonaccrual loan and property sale.

•

Asset quality remained strong at 0.41% of nonperforming loans to total loans. Allowance for loan losses to total loans increased to 1.12% at September 30, 2020 (approximately 1.25% excluding government-guaranteed PPP loans) from 0.84% at December 31, 2019, primarily reflecting reserves related to the impact of COVID-19.

•

Total deposits were $763.9 million at September 30, 2020, up from $746.0 million at June 30, 2020 and $649.5 million at December 31, 2019. The increase reflects increased core deposits (noninterest-bearing demand, NOW, savings and money market accounts) as customers maintained higher balances, attributable in part to PPP loan funds not yet to be deployed, increased deposit relationships, and growth generated by offices opened over the last several years.

•	Total stockholders’ equity was $65.8 million at September 30, 2020 compared with $61.4 million at December 31, 2019. Book value per share rose to $15.16 per share at September 30, 2020.

•	On October 20, 2020 the Company’s board of directors approved a $0.07 per share dividend payable to stockholders of record on November 27, 2020, to be paid on December 11, 2020.

•

In the third quarter of 2020, the Company completed a private placement of unregistered debt securities totaling $10.05 million at a 3.25% interest rate. Of that amount, $5 million was used to retire an earlier private placement carrying a higher rate.

•

Consistent with the previously filed Form 10-Q Quarterly Reports, the Company anticipates expanded disclosure to be filed with the Securities and Exchange Commission related to business sectors and credit quality covering the three and nine month periods ended September 30, 2020.

Robert R. Chapman III, President and CEO, commented: “The markets we serve throughout the region have proven resilient despite the challenges and uncertainties presented by the pandemic. Bank of the James has focused on ensuring the health and safety of our customers, our employees and the community while continuing to provide the highest levels of customer service and a personal approach to retail and business banking that has been our hallmark for more than 20 years.

“We have seen the positive impact of making PPP loans to small and medium-sized businesses throughout the region, providing businesses with financial security and the ability to continue operating and supporting their employees. We recognize challenges are still ahead, however, based on our Company’s financial performance and the general economic stability of our served markets, we are cautiously optimistic. The majority of the businesses we serve have been adaptable and shown much grit and determination. We have worked with them to manage their businesses and financial challenges.

“Margins, returns and interest income continue to be impacted by expected business slowdowns and the issuance of low-interest PPP loans. Importantly, the Bank has not experienced any unusual pressure on deposit balances or liquidity positions as a result of COVID-19. We believe the Company’s fundamentals are strong. We have prepared for this period by increasing capital resources, expanding reserves and provisioning for potential loan losses, building cash reserves, and more.

“The Company continued to build value, with increased shareholder equity and increased book value that provided the confidence to declare another quarterly cash dividend to shareholders. The Company’s strong financial performance, prudent provisioning for loan losses, and continued focus on problem-solving and seeking out opportunities support our confidence in the future.”

Third Quarter, Nine Months of 2020 Operational Review

Total interest income was $7.3 million in the third quarter of 2020 compared with $7.6 million a year earlier and $7.1 million in the second quarter of 2020, primarily reflecting moderate declines in commercial lending and continuing pressure on interest rates. Interest expense was $1.1 million in the third quarter of 2020 compared with $1.4 million a year earlier. The Company trimmed deposit rates slightly in the third quarter of 2020 to reflect the exceptionally low interest rate environment. A larger deposit base and increased core deposits (noninterest bearing demand and interest-bearing demand accounts) contributed to the rate paid on liabilities in the third quarter of 2020 of 0.65% compared with 0.99% a year earlier.

Net interest income after provision for loan losses was $5.5 million for the three months ended September 30, 2020 compared with $6.1 million the previous year. The loan loss provision for the third quarter 2020 was $700,000 compared with $108,000 a year earlier. For the nine months of 2020, net interest income after provision for loan losses was $16.0 million compared with $18.0 million a year earlier.

The Company’s provision for loan losses for the nine months of 2020 was $2.3 million compared with $434,000 a year earlier. The increase for the nine months of 2020 primarily reflects increased qualitative allocations related to the COVID-19 pandemic and its effect on economic conditions, loan concentrations in sectors adversely affected by the pandemic, and loans that have been granted payment deferrals or have been granted interest only payment status in the short term.

The average rate earned on loans was 4.37% in the third quarter of 2020, compared with 4.33% in the second quarter of 2020 and 5.0% a year earlier. The net interest margin was 3.10% in the third quarter of 2020 compared with 3.13% in the second quarter of 2020 and 3.75% in the third quarter of 2019.

J. Todd Scruggs, Executive Vice President and CFO, commented: “As anticipated, continuing pressure on interest rates, and the addition of low-interest PPP loans had a negative impact on rates earned, and carrying additional contingent liquidity in the form of Fed funds, contributed to net interest margin compression. Since the rate cuts in the spring, we have been encouraged by the relative stability of rates and margins.

“We did not receive any PPP forgiveness payments in the third quarter of 2020, so while some PPP fees were accreted into interest income, the fees did not offset a decline in loan yields. Since the end of the third quarter, a small number of PPP loans have been repaid and we anticipate additional PPP forgiveness payments occurring in the fourth quarter of 2020, which should have a mitigating effect on the margin. Our focus continues to be on monitoring credit quality and maintaining a fair rate structure.”

For the nine months of 2020, total interest income was $21.9 million compared with $22.2 million in the nine months of 2019. Total interest expense was $3.7 million in the nine months of 2020 compared with $3.8 million a year earlier. For the nine months of 2020, net interest income after the provision for loan losses was $15.9 million compared with $18.0 million a year earlier, primarily reflecting slower commercial loan activity and an increased loan loss provision. The net interest margin was 3.27% for the nine months of 2020 compared with 3.83% a year earlier.

Noninterest income, including gains from the sale of residential mortgages to the secondary market, revenue contributions from BOTJ Investment Services, and income from the Bank’s line of treasury management services for commercial customers was $3.1 million in the third quarter of 2020, up from $2.2 million in the third quarter of 2019. The Company recorded $2.5 million in gains from the sale of loans held for sale in the third quarter of 2020, up from $1.3 million in the third quarter of 2019.

Noninterest expense for the three months ended September 30, 2020 increased compared with the previous year, primarily reflecting increased personnel expenses that included performance-based compensation for residential mortgage production which was offset by lower personnel costs related to an early retirement program. For the nine months of 2020, noninterest expense included approximately $750,000 in one-time costs related to the early retirement program. The Company also authorized additional employee compensation of approximately $245,000 in the second quarter of 2020 related to PPP loan originations.

The recognition of the origination fees and costs related to the PPP loans will be accelerated and recognized upon forgiveness or repayment of the PPP loans.

In the third quarter of 2020, Return on Average Assets (ROAA) was 0.68% compared with 0.83% a year earlier, primarily reflecting asset growth and a higher loan loss provision. Return on Average Equity (ROAE) was 9.26% compared with 9.84% a year earlier. The Company’s efficiency ratio improved to 72.77% in the third quarter of 2020 from 76.54% in the prior year, reflecting the impact of the early retirement program and a companywide focus on operating expense management.

Balance Sheet Review: Asset Quality, Prudent Reserves, Liquidity

Total assets were $849.1 million at September 30, 2020 compared with $725.4 million at December 31, 2019. Asset growth primarily reflected increased loans, net of allowance for loan losses, increased loans held for sale related to the Company’s mortgage originations, higher cash reserves and an increase in the securities available-for-sale portfolio. The Company has maintained higher levels of cash and liquid assets consistent with economic conditions and the potential impact of COVID-19 on customers.

Loans, net of allowance for loan losses of $7.0 million, were $616.60 million at September 30, 2020 compared with loans, net of allowance for loan losses of $4.8 million, of $573.27 million at December 31, 2019. The addition of $68 million in PPP loans contributed to loan growth. Commercial lending has been relatively stable in 2020 and the Company has approved and closed new loans, but not at a pace to offset payoffs and normal amortization. The Company has increased the allowance for loan and lease losses (ALLL) throughout 2020 to reflect the Company’s ongoing consideration of the pandemic in the development of the allowance estimate.

“Businesses in our served markets have generally demonstrated resilience as they navigate the economic challenges presented by COVID-19,” Chapman explained. “Although commercial loan growth has understandably slowed as businesses take appropriately cautious approaches, there has been stability and credit quality among customers.

“We are diligently monitoring credit quality, measuring exposure to business sectors with particular exposure to the impact of COVID-19, and working closely with customers to help manage working and growth capital requirements. We have continued to make loans and find opportunities to build relationships through lending, deposit and electronic treasury services that provide convenience and efficiency while supporting safe remote operations.”

Residential mortgage origination continued strong activity, generating noninterest income from origination fees and the sale of mortgages to the secondary market. Retained residential mortgages were $48.5 million at September 30, 2020 compared with $55.8 million a year earlier.

Total commercial loans were $174.8 million at September 30, 2020 compared with $102.2 million at September 30, 2019, with the addition of approximately $68 million in PPP loans accounting for a significant portion of the increase. Total owner occupied and non-owner occupied commercial real estate loans declined slightly year-over-year. Commercial construction loans were $21.6 million at September 30, 2020, up 29% from a year earlier. The Company noted that commercial construction has been active throughout the year.

Asset quality has remained strong, with a ratio of nonperforming loans to total loans of 0.41% at September 30, 2020. The allowance for loan losses to total loans was increased to 1.12% (approximately 1.25%, excluding guaranteed PPP loans) at September 30, 2020 from 0.98% at June 30, 2020. Total nonperforming loans in the third quarter of 2020 declined compared with the second quarter of 2020, and the Company’s allowance for loan losses to nonperforming loans increased to 274% at September 30, 2020, reflecting current economic uncertainties.

Total deposits at September 30, 2020 were $763.93, compared with $649.46 at December 31, 2019, and up from $746.00 million at June 30, 2020. Increased demand deposits accounted for the growth, in part due to the retention of PPP funds not yet deployed by businesses. Core deposits (noninterest bearing demand, NOW, money market and savings) have increased steadily and were 78% of total deposits at September 30, 2020.

The Company continued to build measures of shareholder value, with total stockholders’ equity of $65.8 million at September 30, 2020, up from $61.4 million at December 31, 2019 and retained earnings of $23.3 million compared with $20.9 million in the same periods respectively. Book value per share rose to $15.16 from $14.10 at December 31, 2019.

Chapman concluded: “We are moving forward with continued vigilance with regard to maintaining credit quality, liquidity and capital strength. During these uncertain times, the Company continued to build value for shareholders and pay a cash dividend. We continue to focus on protecting the health and safety of employees and customers while effectively conducting business. Lastly, we continue to be grateful for the service to our region and country by the healthcare professionals, first-responders, and essential workers.”

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Roanoke, and Rustburg. The bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, the effect of the COVID-19 pandemic, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

tscruggs@bankofthejames.com

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Sep 30, 2020	Three months ending Sep 30, 2019	Change	Year to date Sep 30, 2020	Year to date Sep 30, 2019	Change
Interest income	$7,338	$7,596	-3.40%	$21,907	$22,220	-1.41%
Interest expense	1,135	1,431	-20.68%	3,650	3,773	-3.26%
Net interest income	6,203	6,165	0.62%	18,257	18,447	-1.03%
Provision for loan losses	700	108	548.15%	2,348	434	441.01%
Noninterest income	3,064	2,161	41.79%	8,039	5,039	59.54%
Noninterest expense	6,744	6,373	5.82%	19,876	17,947	10.75%
Income taxes	369	371	-0.54%	802	1,020	-21.37%
Net income	1,454	1,474	-1.36%	3,270	4,085	-19.95%
Weighted average shares outstanding - basic	4,339,436	4,378,436	(39,000)	4,342,294	4,378,436	(36,142)
Weighted average shares outstanding - diluted	4,339,436	4,385,331	(45,895)	4,342,294	4,383,128	(40,834)

Basic net income per share	$0.34	$0.34	$—	$0.75	$0.93	$(0.18)

Fully diluted net income per share	$0.34	$0.34	$—	$0.75	$0.93	$(0.18)

Balance Sheet at period end:	Sep 30, 2020	Dec 31, 2019	Change	Sep 30, 2019	Dec 31, 2018	Change
Loans, net	$616,581	$573,274	7.55%	$551,005	$530,016	3.96%
Loans held for sale	10,232	4,221	142.41%	5,630	1,670	237.13%
Total securities	79,303	63,343	25.20%	58,090	56,427	2.95%
Total deposits	763,933	649,459	17.63%	633,033	612,043	3.43%
Stockholders’ equity	65,782	61,445	7.06%	61,039	55,143	10.69%
Total assets	849,129	725,394	17.06%	708,114	674,897	4.92%
Shares outstanding	4,339,436	4,357,436	(18,000)	4,378,436	4,378,436	—

Book value per share	$15.16	$14.10	$1.06	$13.94	$12.59	$1.35

Daily averages:	Three months ending Sep 30, 2020	Three months ending Sep 30, 2019	Change	Year to date Sep 30, 2020	Year to date Sep 30, 2019	Change
Loans, net	$625,847	$558,483	12.06%	$606,937	$547,833	10.79%
Loans held for sale	8,881	4,435	100.25%	6,072	3,471	74.94%
Total securities	63,743	55,528	14.79%	59,358	57,779	2.73%
Total deposits	768,618	628,110	22.37%	720,009	621,572	15.84%
Stockholders’ equity	62,309	59,415	4.87%	61,778	58,350	5.87%
Interest earning assets	793,709	651,644	21.80%	744,246	644,363	15.50%
Interest bearing liabilities	638,166	546,657	16.74%	608,968	536,261	13.56%
Total assets	849,820	701,007	21.23%	798,106	690,015	15.67%

Financial Ratios:	Three months ending Sep 30, 2020	Three months ending Sep 30, 2019	Change	Year to date Sep 30, 2020	Year to date Sep 30, 2019	Change
Return on average assets	0.68%	0.83%	(0.15)	0.55%	0.79%	(0.24)
Return on average equity	9.26%	9.84%	(0.58)	7.05%	9.36%	(2.31)
Net interest margin	3.10%	3.75%	(0.65)	3.27%	3.83%	(0.56)
Efficiency ratio	72.77%	76.54%	(3.77)	75.59%	76.42%	(0.83)
Average equity to average assets	7.33%	8.48%	(1.15)	7.74%	8.46%	(0.72)

Allowance for loan losses:	Three months ending Sep 30, 2020	Three months ending Sep 30, 2019	Change	Year to date Sep 30, 2020	Year to date Sep 30, 2019	Change
Beginning balance	$6,193	$4,724	31.10%	$4,829	$4,581	5.41%
Provision for losses	700	108	548.15%	2,348	434	441.01%
Charge-offs	(57)	(100)	-43.00%	(396)	(319)	24.14%
Recoveries	130	41	217.07%	185	77	140.26%
Ending balance	6,966	4,773	45.95%	6,966	4,773	45.95%

Nonperforming assets:	Sep 30, 2020	Dec 31, 2019	Change	Sep 30, 2019	Dec 31, 2018	Change
Total nonperforming loans	$2,538	$1,301	95.08%	$1,771	$2,939	-39.74%
Other real estate owned	1,405	2,339	-39.93%	2,242	2,431	-7.77%
Total nonperforming assets	3,943	3,640	8.32%	4,013	5,370	-25.27%
Troubled debt restructurings - (performing portion)	397	410	-3.17%	413	424	-2.59%

Asset quality ratios:	Sep 30, 2020	Dec 31, 2019	Change	Sep 30, 2019	Dec 31, 2018	Change
Nonperforming loans to total loans	0.41%	0.23%	0.18	0.32%	0.55%	(0.23)
Allowance for loan losses to total loans	1.12%	0.84%	0.28	0.86%	0.86%	0.00
Allowance for loan losses to nonperforming loans	274.47%	371.18%	(96.71)	269.51%	155.87%	113.64

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

Assets	(unaudited) 9/30/2020	12/31/2019
Cash and due from banks	$30,324	$30,794
Federal funds sold	64,720	8,317

Total cash and cash equivalents	95,044	39,111

Securities held-to-maturity (fair value of $4,283 in 2020 and $3,861 in 2019)	3,675	3,688
Securities available-for-sale, at fair value	75,628	59,655
Restricted stock, at cost	1,551	1,506
Loans, net of allowance for loan losses of $6,966 in 2020 and $4,829 in 2019	616,581	573,274
Loans held for sale	10,232	4,221
Premises and equipment, net	16,698	16,297
Software, net	376	401
Interest receivable	2,558	1,866
Cash value - bank owned life insurance	16,489	13,686
Other real estate owned	1,405	2,339
Income taxes receivable	396	—
Deferred tax asset	576	1,177
Other assets	7,920	8,173

Total assets	$849,129	$725,394

Liabilities and Stockholders’ Equity

Deposits
Noninterest bearing demand	147,039	93,936
NOW, money market and savings	450,009	362,821
Time	166,885	192,702

Total deposits	763,933	649,459

Capital notes	10,026	5,000
Income taxes payable	—	124
Interest payable	140	173
Other liabilities	9,248	9,193

Total liabilities	$783,347	$663,949

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,339,436 and 4,357,436 as of September 30, 2020 and December 31, 2019	9,286	9,325
Additional paid-in-capital	30,989	31,225
Accumulated other comprehensive income (loss)	2,249	(5)
Retained earnings	23,258	20,900

Total stockholders’ equity	$65,782	$61,445

Total liabilities and stockholders’ equity	$849,129	$725,394

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
Interest Income	2020	2019	2020	2019
Loans	$6,958	$7,080	$20,695	$20,550
Securities
US Government and agency obligations	168	176	506	545
Mortgage backed securities	50	54	164	171
Municipals	94	77	249	239
Dividends	15	9	48	60
Other (Corporates)	25	23	71	70
Interest bearing deposits	15	88	85	253
Federal Funds sold	13	89	89	332

Total interest income	7,338	7,596	21,907	22,220

Interest Expense
Deposits
NOW, money market savings	177	414	669	1,082
Time Deposits	798	876	2,559	2,294
Finance leases	29	41	87	41
Brokered time deposits	46	50	143	206
Capital notes	85	50	192	150

Total interest expense	1,135	1,431	3,650	3,773

Net interest income	6,203	6,165	18,257	18,447

Provision for loan losses	700	108	2,348	434

Net interest income after provision for loan losses	5,503	6,057	15,909	18,013

Noninterest income
Gains on sale of loans held for sale	2,459	1,337	5,586	3,103
Service charges, fees and commissions	498	448	1,500	1,348
Life insurance income	101	81	289	248
Other	6	4	20	49
Gain (loss) on sales of available-for-sale securities	—	291	644	291

Total noninterest income	3,064	2,161	8,039	5,039

Noninterest expenses
Salaries and employee benefits	3,713	3,356	11,040	9,437
Occupancy	419	414	1,237	1,252
Equipment	560	527	1,738	1,521
Supplies	120	163	353	467
Professional, data processing, and other outside expense	990	887	2,884	2,561
Marketing	185	228	500	649
Credit expense	359	195	831	478
Other real estate expenses	15	200	135	340
FDIC insurance expense	76	87	220	275
Other	307	316	938	967

Total noninterest expenses	6,744	6,373	19,876	17,947

Income before income taxes	1,823	1,845	4,072	5,105

Income tax expense	369	371	802	1,020

Net Income	$1,454	$1,474	$3,270	$4,085

Weighted average shares outstanding - basic	4,339,436	4,378,436	4,342,294	4,378,436

Weighted average shares outstanding - diluted	4,339,436	4,385,331	4,342,294	4,383,128

Net income per common share - basic	$0.34	$0.34	$0.75	$0.93

Net income per common share - diluted	$0.34	$0.34	$0.75	$0.93